Exhibit 14.1

HORIZON TECHNOLOGY FINANCE CORPORATION

HORIZON TECHNOLOGY FINANCE MANAGEMENT LLC

CODE OF ETHICS AND PERSONAL TRADING POLICY

(INVESTMENT ADVISERS ACT OF 1940)

(INVESTMENT COMPANY ACT OF 1940)

Introduction and Policy Statement:

This Code of Ethics and Personal Trading Policy (the “Code”) has been adopted by each of Horizon Technology Finance Corporation (“HRZN”) and Horizon Technology Finance Management LLC (“HTFM”), in compliance with Rule 17j-1 of the Investment Company Act of 1940, as amended (the “Company Act”), and, in the case of the HTFM, Section 204A-1 of the Investment Advisers Act of 1940, as amended (the “Adviser Act”). The Code is based on the principles that (i) directors and officers of HRZN and the managers, officers and employees of HTFM, who provide services to HRZN, owe a fiduciary duty to HRZN to conduct their personal securities transactions in a manner that does not interfere with HRZN’s transactions or otherwise take unfair advantage of their relationship with HRZN and (ii) managers, officers and employees of HTFM owe a fiduciary duty to its clients (including HRZN) to act with the utmost integrity in all of their dealings with clients.

Purposes of the Code:

The purposes of the Code are to (i) establish standards of conduct and procedures relating to personal securities transactions and related accounts that reflect the fiduciary duties HTFM owes to its clients, (ii) establish policies and procedures reasonable designed to detect and prevent activities that are or could be perceived as violating a fiduciary duty, breaching confidentiality obligations or creating a conflict of interest and (iii) require Covered Persons to comply with all applicable securities laws and regulations. All Covered Persons are subject to the Code and must comply with its requirements, including, without limitation, the restrictions on personal securities transactions, and certify that they have read the Code and agree to comply with it.

ARTICLE I – General Policies

The Code does not address every possible conflict of interest that may arise. As such, each Covered Person is responsible for exercising good judgment, acting ethically and bring violations or potential violations of the Code to the attention of the Chief Compliance Officer (“CCO”) of HRZN and HTFM, or designee of the CCO. Technical compliance with the Code will not shield a Covered Person from scrutiny of actions that show a pattern of abuse or conduct that is illegal or violates HTFM’s fiduciary duties to HRZN and its other clients.

1 Certain capitalized terms used herein are defined in Article V – Definitions.

The following are specific policies that govern the personal trading of Covered Persons as well as personal trading done by Immediate Family Members of such Covered Person and in any account where a Covered Person or Immediate Family Member has a Beneficial Interest or Investment Control. Unless otherwise stated herein, Independent Directors are only required to comply with Article III – General Policies for Independent Directors.

1.	Standards of Conduct

The Code consists of the following core principles:

(i)	The interests of clients (including HRZN) will be placed ahead of HTFM’s or any Covered Person’s own investment interests at all times.

(ii)

Covered Persons are expected to conduct their personal securities transactions in accordance with the Code and must avoid any actual or perceived conflict of interest with clients (including HRZN). Anyone with questions regarding the appearance of a conflict of interest with a client should consult with the CCO, or designee of the CCO, before taking action that may result in an actual conflict.

(iii)	Covered Persons will avoid any abuse of their position of trust and responsibility.

(iv)	No Covered Person will take inappropriate advantage of his/her position within HRZN or HTFM. Covered Persons are expected to act in the best interests of all clients of HTFM (including HRZN).

(v)	The fiduciary principle that independence in the investment decision-making process is paramount.

(vi)

Covered Persons are expected to comply with federal and all other applicable securities laws and regulations. Strict adherence to the Code and other policies and procedures of HRZN and HTFM will assist everyone in complying with this important requirement.

(vii)	Information concerning the identity of security holdings and financial circumstances of all clients is confidential.

As part of the required standards of conduct, Covered Persons are not permitted in connection with the purchase, acquisition, sale or disposal, directly or indirectly, by such Covered Person of a Security Held or to be Acquired by a client (including HRZN):

(A)	to employ any device, scheme or artifice to defraud such client in any manner;

(B)

to make any untrue statement of a material fact to such client or to omit to state to such client a material fact necessary in order to make the statement made, in light of the circumstances under which it is made, not misleading;

(C)	to engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

(D)	to engage in any manipulative practice with respect to such client; or

(E)	to engage in any manipulative practice with respect to securities, including price manipulation.

Compliance with this fiduciary duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client (including HRZN).

Failure to comply with the Code may result in disciplinary action, up to and including termination of employment, see Article II, Section 2 – Sanctions below.

Covered Persons are expected to maintain a high level of ethics, integrity and Professionalism in business and personal dealings. “Professionalism” means integrity, objectivity, independence where required, adherence to professional standards and applicable laws and regulations, and a demonstrated will to maintain and improve the quality of professional services and to withstand pressures, competitive and otherwise, to compromise on principles, standards and quality.

HTFM is entrusted by its clients with their assets and confidential information. To meet its obligations with that trust, HTFM shall abide by the “prudent investor rule” which requires a fiduciary to exercise reasonable care, skill and caution applied to investments in a portfolio not in isolation, but in the context of the portfolio as a whole and as part of an overall investment strategy, which should incorporate risk and return objectives reasonably suitable to the client. In making and implementing investment decisions, the fiduciary has a duty to diversify investments of the client unless, under the circumstances, it is not prudent to do so.

2.	Conflicts of Interest

Conflicts Among Client Interests: Conflicts of interest may arise where HTFM or its Covered Persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts; accounts compensated by performance fees over accounts compensated differently; accounts in which employees have made material personal investments; or accounts of close friends or relatives of Covered Persons). Favoritism of one group of clients over another is prohibited under the Code.

Competing with Client Trades: The Code prohibits Covered Persons from using knowledge about pending or currently considered securities transactions for clients to profit personally (directly or indirectly) as a result of such transactions, including by purchasing or selling such securities for their own, their family’s or their friends’ accounts or by relaying such information to others for their use.

Disclosure of Personal Interest: Covered Persons are prohibited from recommending, implementing or considering any securities transaction for a client without first disclosing any material beneficial ownership, business or personal relationship, or other material interest in the issuer or its affiliates, to the CCO, or designee of the CCO. If the CCO, or designee of the CCO, deems the disclosed interest to present a material conflict, the Covered Person may not participate in any decision-making process regarding the securities of that issuer.

3.	Confidentiality

All information concerning the identity of security holdings and financial circumstances of all clients (both current and former) or prospective clients is confidential.

All information about clients (including HRZN) must be kept in strict confidence, including the client’s identity (unless the client consents), the client’s financial situation, the client’s security holdings and advice furnished to the client by HTFM.

4.	Protection of Material Non-Public Information; Prevention of Misuse of Material Non-Public Information

Covered Persons are expected to exercise diligence and care in maintaining and protecting HTFM’s clients’ (including HRZN’s) Material Non-Public Information.

Covered Persons who are in possession of any Material, Non-Public Information are prohibited from:

(i)

purchasing or selling such securities for their own accounts or for accounts in which they have a beneficial interest or over which they have the power, directly or indirectly, to make investment decisions;

(ii)	soliciting customers’ orders to purchase or sell the securities;

(iii)	issuing research reports, recommendations or comments which could be construed as recommendations; and

(iv)	disclosing such information or any conclusions based thereon to any other person in or outside HTFM, except as set forth herein.

Covered Persons are also expected not to divulge information regarding HTFM’s securities recommendations or client securities holdings to any individual outside of HTFM, except:

(A)	as necessary to complete transactions or account changes (for example, communications with brokers and custodians);

(B)	as necessary to maintain or service a client or a client’s account;

(C)

with various service providers providing administrative functions for HTFM (such as technology service providers), only after HTFM has entered into a contractual agreement that prohibits the service provider from disclosing or using confidential information except as necessary to carry out its assigned responsibilities and only for that purpose; or

(D)	as permitted by law.

Given the potential liability to which HTFM, HRZN and Covered Persons are subject, it is critical that all Covered Persons familiarize themselves with the Insider Trading Policy.

5.	Personal Conduct

As noted above, Covered Persons are expected to conduct themselves with the utmost integrity and to avoid any actual or perceived conflicts of interest with HTFM’s clients (including HRZN). In this spirit, the following are required of Covered Persons:

(a)	Gifts and Entertainment

The overriding principle concerning gifts and entertainment is: Covered Persons should not accept inappropriate gifts, favors, entertainment, special accommodations or other things of material value that could influence their decision-making or make them feel beholden to a person or firm.

Covered Persons are generally prohibited from receiving any gift, gratuity, hospitality or other offering of more than de minimis value from any person or entity doing business with HTFM or HRZN (de minimis is described as $100). Covered Persons may accept gifts or entertainment (other than those prohibited by this subsection (a)) provided (i) each gift or entertainment valued under $100 is promptly self-reported through the Compliance Platform after acceptance of such gift or entertainment and (ii) each gift or entertainment valued over $100 is pre-cleared through the Compliance Platform prior to acceptance of such gift or entertainment. Attendance at an outing or dinner with a representative of another firm does not require pre-clearance or self-reporting through the Compliance Platform after acceptance unless an overnight stay is involved, in which case the Covered Person must pre-clear such outing through the Compliance Platform in advance.

Any Covered Person who intends to give, directly or indirectly, a gift or entertainment to any person or entity that does business with or on behalf of HRZN or HTFM must (x) self-report through the Compliance Platform any such gift or entertainment valued under $100 after giving such gift or entertainment and (y) pre-clear through the Compliance Platform any such gift or entertainment valued over $100 prior to giving such gift or entertainment.

(b)	Service as Director or Officer of an Outside Company

Any Covered Person wishing to serve as a director or an officer for an outside company (public or private) must pre-clear such directorship or officership through the Compliance Platform in advance of accepting any such directorship or officership. In reviewing the request, the CCO, or designee of the CCO, will determine whether such directorship or officership is consistent with the interest of HTFM and its clients (including HRZN).

All directorships and officerships held with an outside company (public or private), including any directorships or officership held with clients of HTFM, must be reported through the Compliance Platform.

(c)	Outside Business Activities

Any Covered Person wishing to engage in business activities outside of HRZN’s or HTFM’s business, regardless of the nature or type of business and regardless of the level of compensation, must pre-clear such outside business activity through the Compliance Platform in advance of engaging in such outside business activity. If requested by the CCO, or designee of the CCO, the Covered Person will provide periodic reports to the Chief Executive Officer (“CEO”) or President and the CCO summarizing those outside business activities.

All outside business activities must be reported through the Compliance Platform.

(d)	Political Contributions

Covered Persons are prohibited from making a political contribution to gain, or to attempt to gain, an engagement for HTFM, HRZN or any affiliate. A Covered Person who intends to make a political contribution, regardless of the amount of the contribution, to any federal, state or local government entity, official, candidate, political party or political action committee in which such person or committee has the ability to make investment decisions must pre-clear through the Compliance Platform such political contribution prior to the making of such political contribution.

Any other political contribution made by a Covered Person does not requirement pre-clearance through the Compliance Platform before making the contribution or self-reporting through the Compliance Platform after the contribution is made.

6.	Specific Policies

(a)	Personal Trading and Requirement to Pre-Clear Transactions

Covered Persons are expected to purchase, sell or otherwise acquire or dispose of a Covered Security for their personal accounts only after determining there is no conflict of interest with client accounts trading in the same Covered Security.

Transactions complying with Article I, Section 6(f) – Acceptable Personal Trades and Exempt Transactions and other transactions not subject to Article I, Section 6(e) – Initial Public Offering and Limited or Private Offering or Article I, Section 6(g) – Transactions Generally Denied Pre-Clearance do not require pre-clearance through the Compliance Platform, but must be self-reported after execution of the transaction in accordance with Article I, Section 7 – Reportable Accounts, Holdings Reports, Trade Confirmations, Account Statements and Certifications.

To help prevent personal trading that (i) violates, or could be perceived to violate, a fiduciary duty or applicable securities laws and regulations, (ii) breaches a confidentiality obligation or (iii) creates, or could be perceived to create, a conflict of interest, no Covered Person will be able to purchase, sell or otherwise acquire or dispose of, directly or indirectly, any Covered Security subject to Article I, Section 6(e) – Initial Public Offering and Limited or Private Offering or Article I, Section 6(g) – Transactions Generally Denied Pre-Clearance unless such Covered Person has obtained pre-clearance through the Compliance Platform prior to engaging in such transaction.

(b)	Use of the Compliance Platform

Covered Persons are required to use the Compliance Platform for all self-reporting and pre-clearance purposes. The Compliance Platform is available twenty-four (24) hours a day, seven (7) days a week for pre-clearance and self-reporting needs, including certifications and disclosures. HTFM and HRZN will provide each Covered Person with a username and password to access the Compliance Platform portal via the internet or mobile app.

Covered Persons who are unable to self-report and pre-clear through the Compliance Platform (e.g., due to internet or mobile app connectivity issues) should contact the CCO, or designee of the CCO, for assistance. Please keep in mind that assistance with self-reporting and pre-clearance requests may be limited or delayed on days or during hours when HTFM’s or HRZN’s Farmington office is closed.

(c)	Matters to Consider Before Obtaining Pre-Clearance

Prior to submitting a pre-clearance request, a Covered Person should consider the following matters:

(i)	Whether the investment opportunity should be directed to a client’s account?

(ii)	Will the amount or nature of the transaction affect the price or market for the security?

(iii)	Will the Covered Person benefit from the purchases or sales being made for any client?

(iv)	Will the Covered Person’s transaction harm any client?

(v)	Is there an appearance or suggestion of impropriety?

If there is a chance the answer to any of the above questions is “yes”, the Covered Person must include such information in the pre-clearance request made through the Compliance Platform.

(d)	How to Obtain Pre-Clearance

Prior to conducting or entering into a transaction that requires pre-clearance (i.e., a transaction subject to Article I, Section 6(e) – Initial Public Offering and Limited or Private Offering or Article I, Section 6(g) – Transactions Generally Denied Pre-Clearance), a Covered Person must submit a pre-clearance request through the Compliance Platform. The minimum transaction information that is required to be disclosed is included within the applicable pre-clearance request in the Compliance Platform (i.e., “Trade”, “IPO” or “Private Investment”).

If pre-clearance is granted, such pre-clearance approval will be valid for one (1) business day from the day that such approval is granted and the relevant transaction must be made during such period.

If pre-clearance is not granted, a Covered Person will not be permitted to engage in the proposed transaction. Questions regarding the denial of a pre-clearance request may be directed to the CCO, or designee of the CCO.

(e)	Initial Public Offering and Limited or Private Offering

For the avoidance of doubt, a Covered Person is required to obtain pre-clearance through the Compliance Platform before investing in an initial public offering (IPO) or a limited or private offering (i.e., limited or private partnership), or otherwise investing, purchasing or acquiring an equity interest in a non-public company.

(f)	Acceptable Personal Trades and Exempt Transactions

The following types of securities are considered safest from a regulatory perspective for a Covered Person to purchase, acquire, sell, trade, dispose of and/or hold and, therefore, may be freely held, purchased, acquired, sold, traded and/or disposed of by a Covered Person without obtaining pre-clearance approval as set forth in Article I, Section 6(a) – Personal Trading and Requirement to Pre-Clear Transactions. Covered Persons are therefore encouraged to conduct their personal transactions within the following types of acceptable securities and exempt transactions:

(i)	shares of open-end mutual funds not managed by HTFM (note: trades in closed-end mutual funds require pre-clearance);

(ii)	shares of money market funds;

(iii)	direct obligations of the United States Government;

(iv)	money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt;

(v)

any purchase, acquisition, sale or disposal of securities held in accounts over which the Covered Person has no direct or indirect influence or control (i.e., accounts managed by an outside investment advisor on a discretionary basis); and

(vi)	transactions effected pursuant to an automatic investment plan (including dividend reinvestment plans).

(g)	Transactions Generally Denied Pre-Clearance

The following types of transactions will generally be denied pre-clearance:

(i)	relating to any security that HTFM or HRZN is currently considering for purchase or sale;

(ii)	relating to any security that HTFM or HRZN has purchased or sold on the same business day as the pre-clearance request was made;

(iii)	relating to any security listed on the Restricted List; and

(iv)	relating to any security that falls within a “blackout period”.

Questions regarding the denial of a pre-clearance request may be directed to the CCO, or designee of the CCO.

7.	Reportable Accounts, Holdings Reports, Trade Confirmations, Account Statements and Certifications

Covered Persons are required to report securities transactions and holdings for all accounts in which such Covered Person has a direct or indirect Beneficial Interest or has Investment Control through the Compliance Platform. This includes personal securities transactions and holdings of any Immediate Family Member living within the same household as such Covered Person. Personal securities reporting requirements do not include other individuals living in such Covered Person’s household but such Covered Person should be cognizant of the confidentiality of the business of HTFM and HRZN.

Transactions and holdings information and reports, trade confirmations and brokerage statements provided by, or on behalf of, a Covered Person will be maintained in confidence by HTFM and HRZN, except to the extent necessary to implement and enforce the provisions of the Code, to comply with a request for information from a government agency or to otherwise comply with applicable law or an order of a court of competent jurisdiction.

(a)	Initial Holdings Reports and Certifications

No later than ten (10) calendar days after becoming a Covered Person, each new Covered Person must submit initial holdings reports through the Compliance Platform (i) for each security in which such new Covered Person has a direct or indirect Beneficial Interest or has Investment Control and (ii) for each account in which securities are held for the direct or indirect benefit of such Covered Person. For any security held within a reportable account, a Covered Person does not need to individually disclose each public security held within such reportable account, provided the Covered Person has submitted a “Broker Account” pre-clearance request for such reportable account and such reportable account is listed on the Covered Person’s initial accounts report. For the avoidance of doubt, a Covered Person must submit a “Private Investment” pre-clearance request for each private or non-public security held by such Covered Person and such security must be listed on the Covered Person’s initial holdings report.

The minimum information that a Covered Person is required to disclosed for each initial security holding or account is included within the applicable pre-clearance request in the Compliance Platform (i.e., “Private Investment” or “Broker Account”).

When submitting initial holdings reports, the Covered Person will provide certifications that such Covered Person has reported all securities accounts and all reportable securities in which such Covered Person has a Beneficial Interest or Investment Control. Information included in the initial holdings reports must be current as of a date no more than forty-five (45) calendar days prior to becoming a Covered Person.

All Covered Persons are required to submit initial holdings reports even if such Covered Person has no reportable accounts and/or reportable securities at the time of submission.

Personal trading by a new Covered Person is restricted until the initial holdings reports have been submitted through the Compliance Platform.

(b)	Quarterly Holdings Reports and Certifications

No later than thirty (30) calendar days after the end of each calendar quarter, each Covered Person must submit quarterly holdings reports through the Compliance Platform reporting (i) all transactions occurring during the quarter for a reportable security in which such Covered Person had a direct or indirect Beneficial Interest or had Investment Control and (ii) each account in which securities are held for the direct or indirect benefit of such Covered Person. All transactions must be listed on a Covered Person’s quarterly holdings report and all reportable accounts must be listed on a Covered Person’s quarterly accounts report.

When submitting quarterly holdings reports, such Covered Person will provide certifications that such Covered Person has reported all securities accounts and all reportable securities in which such Covered Person had a Beneficial Interest or Investment Control. Information included in the quarterly holdings reports must be current as of a date no more than forty-five (45) calendar days prior to the date the applicable report was submitted.

All Covered Persons are required to file quarterly holdings reports even if such Covered Person has no reportable accounts and/or reportable securities at the time of submission.

(c)	Annual Holdings Reports and Certifications

No later than thirty (30) calendar days after the end of each calendar year, each Covered Person must submit annual holdings reports through the Compliance Platform (i) for each security in which such Covered Person has a direct or indirect Beneficial Interest or has Investment Control and (ii) for each account in which securities are held for the direct or indirect benefit of such Covered Person. All reportable securities must be listed on a Covered Person’s annual holdings report and all reportable accounts must be listed on a Covered Person’s annual accounts report.

When submitting the annual holdings reports, such Covered Person will provide certifications that such Covered Person has reported all securities accounts and all reportable securities in which such Covered Person had a Beneficial Interest or Investment Control. Information included in the annual holdings reports must be current as of a date no more than forty-five (45) calendar days prior to the date the applicable report was submitted.

All Covered Persons are required to submit annual holdings reports even if such Covered Person had no reportable accounts and/or reportable securities at the time of submission.

(d)	Trade Confirmations and Account Statements

Covered Persons must share copies of all reportable security trade confirmations and periodic account statements for any accounts maintain by such Covered Person (or any other accounts in which such Covered Person has a Beneficial Interest or Investment Control) with HTFM and HRZN through the Compliance Platform.

Covered Persons are encouraged to conduct personal trading with brokers that offer direct data feeds to the Compliance Platform (“Approved Brokers”). When using an Approved Broker, trade confirmations, holdings and account statements are delivered to the Compliance Platform on such Covered Person’s behalf. A list of Approved Brokers is available upon request by contacting the CCO, or designee of the CCO.

If a Covered Person’s broker does not offer a direct data feed to the Compliance Platform, the Covered Person will be required to upload electronic copies of trade confirmations to the Compliance Platform at the same time such confirmation is provided to the Covered Person and periodic account statements to the Compliance Platform no more than thirty (30) calendar days after the end of each calendar quarter.

If a Covered Person’s broker is not included on the list of Approved Brokers, such Covered Person should contact the CCO, or designee of the CCO, for additional information.

(e)	Establishing New Reportable Accounts

Covered Persons must promptly report any newly established reportable account through the Compliance Platform by submitting a “Broker Account” pre-clearance request. Personal trading in such newly established reportable account is restricted until such account has been approved through the Compliance Platform by the CCO, or designee of the CCO.

(f)	New Employee Acknowledgement and Certification

No later than ten (10) calendar days after becoming an employee of HTFM, each new employee must submit a new employee acknowledgement of the Code through the Compliance Platform certifying that such new employee (i) has received, read, understands and will comply with the Code and (i) is subject to the sanctions described in the Code.

(g)	Annual and Amendment Acknowledgement and Certification

Annually, and when amendments to the Code are made, all Covered Persons must submit an acknowledgement of the Code through the Compliance Platform certifying that such Covered Person (i) has received, read, understands and will comply with the Code, (ii) is subject to the sanctions described in the Code and (iii) if an annual certification, has complied with the Code during the preceding calendar year.

ARTICLE II – Violations and Enforcement of the Code

1.	Code Violations

All Covered Persons are required to report promptly any apparent or suspected violations of the Code to the CCO, or designee of the CCO (including the discovery of any violation committed by another Covered Person). Examples of items that should be reported include, but are not limited to, non-compliance with federal securities laws, conduct that is harmful to clients and purchasing securities contrary to the Code. Such violations must be reported to the CCO, or designee of the CCO, on a timely basis. If the possible violation involves the CCO, a Covered Person should report it directly to the CFO. It is a violation of the Code to intentionally fail to report a violation or withhold pertinent information.

Such reports by Covered Persons will not be viewed negatively by HRZN and/or HTFM management, even if the suspected violation, upon further review, is determined to not be a violation and the CCO determined the Covered Person reported such apparent violation in good faith.

All reports will be treated with the utmost level of confidentiality. Retaliation by HRZN, HTFM and/or any Covered Person against anyone who reports a suspected violation is prohibited. Such attempted retaliation would be treated as a further violation of the Code.

2.	Sanctions

Violations of the Code will be subject to the imposition of such sanctions by HRZN and/or HTFM as may be deemed appropriate under the circumstances to achieve the purpose of the Code. Violations of the Code may result in disciplinary action against the Covered Person. The disciplinary action may be whatever the CEO or the President and the CCO deem appropriate given the situation, and may include, but are not limited to, a written warning, fines, bans on personal trading, disgorgement of profits and/or losses avoided, suspension, demotion, or termination of employment. Violations may also be referred to civil or criminal authorities where appropriate.

Disciplinary actions for violations of the Code by an Independent Director will be determined by the chairman of the board of directors and/or the lead independent director and the CCO.

3.	Training and Education

HRZN and HTFM have designated the CCO as the individual responsible for training and educating Covered Persons regarding the Code. Training will occur periodically and all Covered Persons are required to attend any training and/or read all applicable materials.

4.	Conflict Resolution and Escalation Process

The CCO, or designee of the CCO, will review each report submitted by a Covered Person of any apparent or suspected violation of the Code as promptly as practicable. The CFO will review any such report submitted by the CCO. In no case should a Covered Person review his/her own report. The CCO, or designee of the CCO, will review the matter and determine whether the issue is an actual violation and whether to grant an exception and/or the appropriate course of action. When making such a determination, the CCO, or designee of the CCO, may, as part of his/her review, discuss the matter with the relevant business unit manager, members of the senior management team or other parties (i.e. legal counsel, auditors, etc.).

ARTICLE III – General Policies for Independent Directors

1.	Standards of Conduct

The core principles that govern an Independent Director’s personal trading consist of the following:

(i)	The affirmative duties of care, loyalty, honesty and good faith to act in the best interests of HRZN.

(ii)	The requirement that all personal trading must be in compliance with the Code, all applicable laws, rules and regulations and such Independent Director’s fiduciary duty to HRZN.

(iii)	An Independent Director should not take inappropriate advantage of his/her position.

2.	Personal Trading Restrictions

An Independent Director may not purchase or acquire direct or indirect Beneficial Ownership of any Covered Security, and may not sell or dispose of any Covered Security in which the Independent Director has direct or indirect Beneficial Ownership, if the Independent Director knows or should know at the time of entering into the transaction that: (1) HRZN has purchased, acquired, sold or disposed of the Covered Security within the last fifteen (15) calendar days, or is purchasing, acquiring, selling or disposing of or intends to purchase, acquire, sell or dispose of the Covered Security in the next fifteen (15) calendar days; or (2) HTFM has within the last fifteen (15) calendar days considered purchasing, acquiring, selling or disposing of the Covered Security for HTFM or within the next fifteen (15) calendar days intends to consider purchasing, acquiring, selling or disposing of the Covered Security for HRZN.

3.	Reporting Exemptions

(a)	Holdings Reports

An Independent Director is exempt from filing initial holdings reports as described in Article I, Section 7(a) – Initial Holdings Reports and Certifications and annual holdings reports as described in Article I, Section 7(c) – Annual Holdings Reports and Certifications. An Independent Director is exempt from filing quarterly holdings reports as described in Article I, Section 7(b) – Quarterly Holdings Reports and Certifications, unless such Independent Director knew or should have known that during the fifteen (15) calendar days immediately before or after the transaction in a Covered Security that HRZN purchased, acquired, sold or disposed of the Covered Security or HRZN considered the purchase, acquisition, sale or disposition of the Covered Security. If an Independent Director is required to make a holdings report, the Independent Director should contact the CCO, or designee of the CCO, for assistance in making such holdings report. Independent Directors are not provided access to the Compliance Platform.

(b)	Brokerage Accounts; Trade Confirmations and Account Statements

An Independent Director is exempt from delivering trade confirmations and periodic account statements as described in Article I, Section 7(d) – Trade Confirmations and Account Statements and disclosing newly established reportable accounts as described in Article I, Section 7(e) – Establishing New Reportable Accounts.

4.	Serving on Other Boards of Directors and Officerships

An Independent Director is required to notify the CCO, or designee of the CCO, of any service on or resignation or termination from a business-related or non-business-related board of directors, board of trustees, officership or other similar position.

ARTICLE IV – Duties of the Chief Compliance Officer

Each of HRZN and HTFM have designated a CCO who has the authority and responsibility to administer the Code. The CCO can designate persons to act on his/her behalf including, without limitation, reviewing and approving pre-clearance requests, reviewing transaction and holding reports submitted by Covered Persons, granting exceptions to the Code, and reviewing reports of apparent or suspected violations of the Code, as appropriate.

1.	Prevention of Violations

The CCO shall be familiar with the Code. The CCO is responsible for ensuring that the Code is reasonably designed to detect and prevent violations of the Code and the federal securities laws relating to the prevention of insider trading. The CCO is responsible for reporting any material inadequacy to the CEO of HTFM or his/her designee and/or the board of directors of HRZN.

2.	Duty to Enforce the Code

The CCO, or designee of the CCO, is responsible for the following:

(i)	furnishing all Covered Persons with a copy of the Code and any amendments thereto and periodically informing Covered Persons of their duties and obligations thereunder;

(ii)	obtaining signed certifications from each Covered Person stating that: (a) such Covered Person has received a copy of the Code; (b) has read it; (c) understands it; and (d) will comply with it;

(iii)	conducting periodic educational programs to explain and reinforce the terms of the Code and applicable securities laws, regulations and cases;

(iv)	answering questions regarding the Code, and keeping abreast of changes in applicable laws and regulations;

(v)	interpreting the Code consistent with the objectives of applicable laws, regulations and industry practices;

(vi)

consistent with the Code and applicable SEC rules, promptly reviewing, and either approving or denying, as applicable, in the Compliance Platform each request of Covered Persons for clearance to trade for their personal account;

(vii)	conducting audits, inspections and investigations as necessary or appropriate to prevent or detect possible violations of the Code;

(viii)	conducting periodic reviews of personal securities transactions effected by Covered Persons;

(ix)

maintaining confidential information regarding personal securities transactions and holdings and only disclosing such information to persons with a clear need to know, including state and federal regulators, when required or deemed necessary or appropriate by the CCO, or designee of the CCO, in conformance with the provisions of the Code;

(x)	developing policies and procedures designed to implement, maintain and enforce the Code; and

(xi)	reviewing the Code on a regular basis and recommending to the CEO of HTFM and/or the board of directors of HRZN such amendments as may be necessary or appropriate.

3.	Detection of Violations of the Code

To prevent and detect violations of the Code, the CCO, or designee of the CCO, shall:

(i)	review the trading activity and holdings reports filed by each Covered Person through the Compliance Platform; and

(ii)	coordinate the review of such reports with other appropriate officers, directors or employees of HRZN or HTFM.

4.	Material Violations of the Code

The CCO, or designee of the CCO, shall report to HTFM’s senior management and/or HRZN’s board of directors any material violation of the Code or any activity that may potentially result in a material violation of the Code.

5.	Annual Review of the Code

The CCO, or designee of the CCO, must review at least annually the adequacy of the Code as well as the effectiveness of its implementation. A report will be delivered to HTFM’s senior management and HRZN’s board of directors, including the chairman. All material violations should be brought to the attention of HTFM’s senior management and/or HRZN’s board of directors in a timely manner.

6.	Reports of the CCO

The CCO, or designee of the CCO, will:

(a)         Quarterly Reports. If there were any material violations of the Code, prepare a quarterly report containing descriptions of any material violations requiring significant remedial action during the past quarter and any other significant information concerning the application of the Code, and a summary of any determinations made by the CCO, or designee of the CCO. The CCO shall submit the report to HTFM’s senior management and/or HRZN’s board of directors.

(b)         Annual Reports. Prepare a written report, at least annually, (i) summarizing any exceptions or exemptions concerning personal investing made during the past year, listing any violations requiring significant remedial action, and identifying any recommended changes to the Code or the procedures thereunder and (ii) certifying that HRZN and/or HTFM, as applicable, has adopted procedures reasonably necessary to prevent Covered Persons from violating the Code. The report should include any violations that are material, any sanctions imposed in connection with such material violations in the aggregate and any significant conflicts of interest that arose involving the personal investment policies of HTFM and/or HRZN, even if the conflicts have not resulted in a violation of the Code. The CCO shall submit the report to HTFM’s senior management and/or HRZN’s board of directors.

More frequent reports may be appropriate in certain circumstances, such as when there have been significant violations of the Code or procedures or significant conflicts of interest arising under the Code or procedures.

ARTICLE V – Definitions

“Advisory Person” means (i) any director, officer, general partner or employee of HRZN or HTFM, or any company in a Control relationship to HRZN or HTFM, who in connection with his/her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any Covered Security by HRZN, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to HRZN or HTFM, who obtains information concerning recommendations made to HRZN with regard to the purchase or sale of any Covered Security to HRZN.

“Beneficial Interest” means any instance where a Covered Person or any Immediate Family Member can directly or indirectly derive a monetary or financial interest from the purchase, sale, disposition or ownership of a security. A Covered Person is considered to have a Beneficial Interest in a security if such security is: (a) owned by the Covered Person solely in his/her name or jointly with another; (b) owned through an account or investment vehicle for his/her benefit (such as an IRA, trust, partnership, etc.); or (c) owned directly, indirectly or jointly by an Immediate Family Member.

“Beneficial Ownership” of a security means if the person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (1) voting power which includes the power to vote, or to direct the voting of, such security; and/or (2) investment power which includes the power to dispose, or to direct the disposition of, such security.

“Compliance Platform” means the web-based compliance monitoring platform used by HTFM to assist in the administration of the Code.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Company Act.

“Covered Person” means (a) any director, officer, or partner of HTFM (or any other person occupying a similar status or performing similar functions); (b) any employee of HTFM; (c) any other person who provides advice on behalf of HTFM and is subject to HTFM’s supervision and control; (d) any director, officer, general partner or Advisory Person of HRZN or HTFM; and (e) any person who (i) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund managed by HTFM or its control affiliates or (ii) is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

“Covered Security” means a “security” as defined in Section 2(a)(36) of the Company Act and Section 202(a)(18) of the Advisers Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Except that “Covered Security” does not include: (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the Company Act. References to a Covered Security in the Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by the Code: (a) any prohibition or requirement of the Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (b) any prohibition or requirement of the Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

“Immediate Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships.

“Independent Director” means a member of the board of directors of HRZN who is not an “interested person” of HRZN within the meaning of Section 2(a)(19) of the Company Act.

“Insider Trading Policy” means the HTFM Insider Trading Policy, the HRZN Statement of Policy on Insider Trading and any amendments, restatements, supplements, modifications or replacements to such existing policies.

“Investment Control” means any instance where a Covered Person, or an Immediate Family Member, exercises direct or indirect influence or control over the purchase, sale, disposition or ownership of a security.

“Material, Non-Public Information” means any information which has not been publicly disseminated and which a reasonable investor might consider important in making an investment decision. Examples of the types of information that is likely to be deemed “material” include, but are not limited to, the following: (i) dividend increases or decreases; (ii) earnings estimates or material changes in previously released earnings estimates; (iii) significant expansion or curtailment of operations; (iv) significant increase or decline in revenue; (v) significant merger or acquisition proposals or agreements, including tender offers; (vi) significant new products or discoveries; (vii) extraordinary borrowing; (viii) major litigation; (ix) liquidity problems; (x) extraordinary management developments; and (xi) purchase and sale of substantial assets.

“Restricted List” means a list or lists periodically updated by the CCO, or designee of the CCO, which lists issuers of Covered Securities in which (i) any Covered Person (other than the Independent Directors) is in possession of Material Non-Public Information or (ii) trading by Covered Persons is generally prohibited.

“Security Held or to be Acquired” means (i) any Covered Security which, within the most recent fifteen (15) calendar days (a) is or has been held by HRZN or (b) is being or has been considered by HRZN or HTFM for purchase by HRZN and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in clause (i).

ARTICLE VI – Recordkeeping Policy

HRZN and HTFM are subject to extensive recordkeeping requirements. The following records shall be maintained for the required document retention period:

(i)	A copy of the Code that is in effect, or at any time within the past five (5) years was in effect, will be maintained in an easily accessible place.

(ii)

A record of any violation of the Code and any action taken as a result of such violation will be maintained in an easily accessible place for at least five (5) years from the end of the fiscal year in which the violation occurred.

(iii)

A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five (5) years was, a Covered Person for five (5) years after such Covered Person ceases to be a Covered Person.

(iv)

Pre-clearance requests, holdings and transaction reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports, will be maintained for at least five (5) years after the end of the fiscal year in which the report was made or the information was provided, the first two (2) years in an easily accessible place.

(v)	A record of all persons who are, or within the past five (5) years were, required to make holdings and transaction reports pursuant to the Code, will be maintained in an easily accessible place.

(vi)

A record of any decision and supporting reasons for approving the acquisition of securities by Covered Persons in limited offerings for at least five (5) years after the end of the fiscal year in which approval was granted.

(vii)

A record of any decisions and supporting reasons that grant Covered Persons or Covered Persons a waiver from or exception to the Code for a period of at least five (5) years after the end of the fiscal year in which waiver or exception was granted.

(viii)

Copies of all reports provided to HTFM’s senior management or HRZN’s board of directors regarding the annual review of the Code, including a listing of any material violations, will be maintained for at last five (5) years after the end of the fiscal year in which such report was made, the first two (2) years in an easily accessible place.

(ix)	A record of all persons who are, or within the past five (5) years were, responsible for reviewing holdings and transaction reports, will be maintained in an easily accessible place.

ARTICLE VII – Amendments to the Code

Material amendments to the Code of HTFM will be approved by HTFM’s CCO and will be provided to HTFM’s senior management team for review following such amendment.

Material amendments to the Code of HRZN and its investment adviser, HTFM, must be approved by HRZN’s board of directors, including a majority of Independent Directors, within six (6) months of the adoption of the material amendments in accordance with Rule 17j-1.

ARTICLE VIII – Further Information

For further information regarding the Code, please contact the CCO:

John C. Bombara
312 Farmington Avenue
Farmington, CT 06032
jay@horizontechfinance.com
(860) 676-8657

Adopted: October 25, 2010

Last Updated: October 11, 2022